Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased to $2.8 million, or by 41.5%, for the three-month period ended June 30, 2022 compared with the same period last year.
●	Record net income of $11.2 million for the twelve-month period ended June 30, 2022, which is a 24.5% increase compared with the same period last year.
●	A return on average equity of 16.43% and on return on average assets of 1.17% for the 2022 fiscal year.
●	Total loans increased by 8.0%, for the twelve-month period ended June 30, 2022, and non-performing loans to total loans remained low at 0.07% at June 30, 2022.
●	Total core loan balances (net of Paycheck Protection Program and acquired loan balances) increased $81.2 million, or 15.7% for the twelve-month period ended June 30, 2022.
●	Total deposits increased by $159.7 million, or a 22.0%, for the twelve-month period ended June 30, 2022 and includes $104.5 million of deposits acquired as part of the CFBank branch acquisition.

Minerva, Ohio — August 3, 2022 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $2.8 million for the fourth quarter of fiscal year 2022, an increase of $816 thousand, or 41.5%, from the same period last year. Earnings per share for the fourth quarter of fiscal year 2022 were $0.91 compared to $0.65 for the same period last year. Net income for the three months ended June 30, 2022 was positively impacted by a $1.6 million, or 24.2%, increase in net interest income, which was partially offset by a $831 thousand, or 16.4%, increase in other expenses from the same prior year period.

Net income increased to $11.2 million, or $3.68 per share, for the twelve months ended June 30, 2022 compared to $9.0 million, or $2.98 per share, for the twelve months ended June 30, 2021. The return on average equity was 16.43% and the return on average assets was 1.17% for the twelve-month period ended June 30, 2022.

“These record results can be attributed to the bank’s ability to redeploy excess liquidity from Paycheck Protection Program (PPP) loan forgiveness and deposit growth into the commercial, consumer, and mortgage portfolios. Core loan balances increased $81.2 million, or 15.7%, in the 12 months ending June 30, 2022, contributing to a 21.5% increase in interest income (net of PPP interest and fees) over the same period. We experienced record commercial and consumer loan production in the 2022 fiscal year and, although increased interest rates have negatively impacted mortgage activity, we are still attracting new construction and purchase business with our in-market lenders and strong product line. We expect the FOMC to continue to increase the Federal Funds target rate in the near term and continued volatility throughout the yield curve, however, we believe the bank’s large core deposit base and higher loan and security reinvestment rates will have a positive impact on bank net interest margin, said Ralph J. Lober II, President & Chief Executive Officer. “While still taking prudent precautions where necessary, the bank has moved beyond the pandemic in its daily operations and planning. We have emerged more resilient, technologically advanced, and flexible in our approach to employee engagement and customer interactions. I complement our 195 associates on the bank’s comprehensive response to the pandemic, the asset growth realized in 2022, and the record results announced today,” he continued.

Quarterly Operating Results Overview

Net income increased to $2.8 million, or $0.91 per share, for the three months ended June 30, 2022, compared to $2.0 million, or $0.65 per share, for the same period in 2021.

Net interest income increased by $1.6 million, or 24.2%, for the three months ended June 30, 2022, compared to the same period last year, with interest income increasing by $1.7 million and interest expense increasing by $56 thousand. The net interest margin was 3.51% for the quarter ended June 30, 2022, 3.50% for the quarter ended March 31, 2022, and 3.44% for the quarter ended June 30, 2021. The yield on average interest-earning assets was 3.67% for the quarter ended June 30, 2022, compared with 3.60% for the same prior year period. Interest income was positively impacted by the growth in average interest-earning assets as well as the increase in current market interest rates. The cost of funds decreased to 0.23% for the quarter ended June 30, 2022, from 0.24% for the same prior year period.

The provision for loan losses was $190 thousand for the three-month period ended June 30, 2022, compared with $405 thousand for the same period last year. The loan loss provision expense of $190 thousand recorded in the fourth quarter of fiscal year 2022 was primarily due to the organic growth within the loan portfolio. Net charge-offs of $27 thousand were recorded for the three-month period ended June 30, 2022.

Other income increased by $3 thousand for the three-month period ended June 30, 2022, compared to the same prior year period primarily due to service charges on deposit accounts increasing by $65 thousand, or 21.0%, and debit card interchange income increasing by $23 thousand, or 4.4%. These increases were partially offset by gains on mortgage banking activity decreasing by $41 thousand, or 33.6%, from the same prior year period.

Other expenses increased by $831 thousand, or 16.4%, for the three-month period ended June 30, 2022, compared to the same prior year period. Increases in salaries, employee benefits, occupancy, equipment, and FDIC insurance assessments contributed to the increase in other expenses for the three-month period ended June 30, 2022.

Year-to-Date Operating Results Overview

Net income increased to $11.2 million, or $3.68 per share, for the twelve months ended June 30, 2022, compared to $9.0 million, or $2.98 per share, for the twelve months ended June 30, 2021.

On July 16, 2021, Consumers completed the acquisition of two branches from CFBank, National Association located in Calcutta and Wellsville, Ohio. As part of the acquisition, Consumers assumed $104.5 million of branch deposits for a 1.75% deposit premium and purchased $15.6 million in subordinated debt securities issued by unrelated financial institutions and $19.9 million in loans. In relation to the acquisition, Consumers recorded goodwill of $1.6 million.

Net interest income for the twelve months ended June 30, 2022 increased by $6.2 million compared to the same period last year, with interest income increasing by $5.7 million and interest expense decreasing by $486 thousand. The increase in interest income was primarily the result of a $179.2 million increase in average interest-earning assets from the 2021 fiscal year. The increase in average interest-earning assets was primarily a result of the addition of assets from the CFBank branch acquisition and organic growth.

The net interest margin was 3.60% for the 2022 fiscal year and 3.67% for the 2021 fiscal year. Consumers’ yield on average interest-earning assets was 3.75% for the current fiscal year period compared with 3.93% for the prior fiscal year period. Consumers’ cost of funds decreased to 0.22% for the current fiscal year from 0.38% for the prior fiscal year. Interest income and the net interest margin for both the current and prior year periods were positively impacted by the recognition of fees on PPP loans that were forgiven during those periods. The PPP loans had an average balance of $17.7 million for the twelve-month period ended June 30, 2022, and during this same period, $2.6 million of interest and fee income was recognized on the PPP loans. This compares with an average balance of $63.8 million for the twelve-month period ended June 30, 2021, and the recognition of $2.5 million of interest and fee income on the PPP loans during the twelve-month period ended June 30, 2021.

The provision for loan losses expense was $735 thousand for the twelve-month period ended June 30, 2022, compared with $850 thousand for the same prior year period. Net charge-offs of $46 thousand were recorded for the twelve-month period ended June 30, 2022. The provision for loan losses increased primarily as a result of the organic growth within the loan portfolio.

Other income increased by $269 thousand, or 6.0%, for the twelve-month period ended June 30, 2022, compared to the same prior year period. Service charges on deposit accounts increased by $240 thousand, or 19.7%, and debit card interchange income increased by $178 thousand, or 9.4% and for the twelve-month period ended June 30, 2022, compared to the same prior year period. These increases were partially offset by gains on mortgage banking activity decreasing by $121 thousand, or 16.1%, from the same prior year period.

Other expenses increased by $3.9 million, or 19.9%, for the twelve-month period ended June 30, 2022, compared to the same prior year period. Salaries and benefits increased by $2.4 million, or 22.2%, for the twelve-month period ended June 30, 2022, compared to the same prior year period primarily due to the addition of staff at three new office locations, the addition of lending staff, and increases in health care costs.

Balance Sheet and Asset Quality Overview

Assets as of June 30, 2022 totaled $977.3 million, an increase of $143.5 million, or 17.2%, from June 30, 2021. From June 30, 2021, total loans increased by $45.4 million, or 8.0%. Total available-for-sale securities increased by $88.6 million to $296.3 million as of June 30, 2022, from $207.8 million as of June 30, 2021. Since June 30, 2021, total deposits increased by $159.7 million, or 22.0% and includes $104.5 million of deposits acquired as part of the CFBank branch acquisition. Total shareholders’ equity declined to $54.0 million as of June 30, 2022, from $69.9 million as of June 30, 2021. The primary reason for the decline in shareholders’ equity was a net reduction of $25.7 million in accumulated other comprehensive income due to a shift in unrealized gains on the mark-to-market of available-for-sale securities to a net unrealized loss.

Non-performing loans were $440 thousand as of June 30, 2022 and $1.9 million as of June 30, 2021. Non-performing loans declined primarily due to the full payoff of three loans that had a balance of $949 thousand as of June 30, 2021 that were on non-accrual for an extended period. The allowance for loan and lease losses (ALLL) as a percent of total loans at June 30, 2022 was 1.17% and net charge-offs of $46 thousand were recorded for the twelve-month period ended June 30, 2022 compared with an ALLL to loans ratio of 1.14% at June 30, 2021 and net charge-offs of $57 thousand for the twelve-month period ended June 30, 2021.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twenty-one full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio. Its market includes these counties as well as the sixteen contiguous counties in northeast Ohio, western Pennsylvania, and northern West Virginia. Information about Consumers National Bank can be accessed on the internet at http://www.consumers.bank.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. Risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, high unemployment rates; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income, pricing and liquidity pressures may result; a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Periods Ended		Twelve Month Periods Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Consolidated Statements of Income
Total interest income	$8,690	$7,016	$34,160	$28,483
Total interest expense	377	321	1,414	1,900
Net interest income	8,313	6,695	32,746	26,583
Provision for loan losses	190	405	735	850
Other income	1,121	1,118	4,735	4,466
Other expenses	5,897	5,066	23,215	19,361
Income before income taxes	3,347	2,342	13,531	10,838
Income tax expense	567	378	2,339	1,850
Net income	$2,780	$1,964	$11,192	$8,988
Basic and diluted earnings per share	$0.91	$0.65	$3.68	$2.98

	June 30, 2022	June 30, 2021
Consolidated Statements of Financial Condition
Assets
Cash and cash equivalents	$20,952	$18,529
Certificates of deposit in other financial institutions	3,781	5,825
Securities, available-for-sale	296,347	207,760
Securities, held-to-maturity	7,874	7,996
Equity securities, at fair value	400	424
Federal bank and other restricted stocks, at cost	2,525	2,472
Loans held for sale	1,165	1,457
Total loans	611,843	566,427
Less: allowance for loan losses	7,160	6,471
Net loans	604,683	559,956
Other assets	39,586	29,385
Total assets	$977,313	$833,804
Liabilities and Shareholders’ Equity
Deposits	$886,562	$726,849
Other interest-bearing liabilities	29,551	30,253
Other liabilities	7,230	6,802
Total liabilities	923,343	763,904
Shareholders’ equity	53,970	69,900
Total liabilities and shareholders’ equity	$977,313	$833,804

	At or For the Twelve Months Ended
	June 30, 2022	June 30, 2021
Performance Ratios:
Return on Average Assets	1.17%	1.16%
Return on Average Equity	16.43	13.36
Average Equity to Average Assets	7.10	8.71
Net Interest Margin (Fully Tax Equivalent)	3.60	3.67

Market Data:
Book Value to Common Share	$17.66	$23.08
Dividends Paid per Common Share (YTD)	$0.64	$0.59
Period End Common Shares	3,056,674	3,028,100

Asset Quality:
Net Charge-offs to Total Loans	0.01%	0.01%
Non-performing Assets to Total Assets	0.05	0.23
ALLL to Total Loans	1.17	1.14